Exhibit 10.6.1

FIRST AMENDMENT TO THE
PREMIER, INC.
2013 EQUITY INCENTIVE PLAN
(as amended and restated effective December 4, 2015)

Effective as of August 11, 2016, the Board of Directors of Premier, Inc. hereby amends the Premier, Inc. 2013 Equity Incentive Plan (as amended and restated effective December 4, 2015) (the “Plan”), pursuant to Section 18.1 of the Plan, as follows:

1. The Plan shall be, and hereby is, amended by replacing Section 3.1(c) in its entirety with the following:

“(c) Any Awards granted to an Employee, other than Options and Stock Appreciation Rights, that vest on the basis of the Employee’s continued employment with or provision of service to the Company shall not provide for vesting which is any more rapid than annual pro rata vesting over a three (3) year period, and any Awards granted to an Employee, other than Options and Stock Appreciation Rights, which vest upon the attainment of Performance Goals shall provide for a Performance Cycle of at least twelve (12) months; provided, however, that the Committee may provide for or permit acceleration of vesting of such Awards in the event of a Change in Control or the Employee’s death, disability, or other qualifying termination of service as determined by the Committee.”

2. In all other respects, the Plan, as amended, is hereby ratified and confirmed and shall remain in full force and effect.

Premier, Inc. has executed this First Amendment to the Premier, Inc. 2013 Equity Incentive Plan (as amended and restated effective December 4, 2015).

Effective Date of Amendment: August 11, 2016